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                                                                    Exhibit 99.2

HUNTINGTON BANCSHARES INCORPORATED
Fourth Quarter 2000 Earnings Analysis
January 18, 2001


Laurie Counsel, Director of Investor Relations

o Good afternoon to our conference call participants. Thanks for taking the time today to join us.

o Here to discuss today's earlier management announcement as well as fourth quarter 2000 earnings are:

     Frank Wobst, Chairman and Chief Executive Officer
     Tom Hoaglin, Chief Executive Officer and President Elect, and Mike McMennamin, Vice Chairman and Chief Financial Officer

o This call is being recorded and will be available as a rebroadcast starting today at 5 p.m. through January 25th at 5 p.m. and is also available on the Internet for two weeks. Please call the Investor Relations department at 614-480-5676 for more information to access these recordings or if you have not yet received the news release and presentation for today's call.

SLIDE 2
o Today's conference call and discussion, including related questions and answers, may contain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this conference call and discussion, including related questions and answers, are

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     based on information available at the time of the call. Huntington assumes no obligation to update any forward-looking statement.

SLIDE 3
o    Slide 3 shows the speakers for today's presentation

o Let me now introduce Huntington's Chairman and Chief Executive Officer, Frank Wobst.

FRANK WOBST
o Good afternoon, I am Frank Wobst, Chairman & Chief Executive Officer of Huntington Bancshares Incorporated. In a couple of minutes, Mike McMennamin is going to walk you through the fourth quarter financials. First, however, I will share with you today what we think is a very exciting development at Huntington.

o Yesterday, Tom Hoaglin was elected as President & Chief Executive Officer of both Huntington Bancshares Incorporated and The Huntington National Bank. Tom also was elected to both Boards. Tom has accepted these positions effective February 15, 2001.

o When Tom assumes his new duties in February, I will continue as Chairman of the Board of Huntington Bancshares Incorporated and The Huntington National Bank. Pete Geier, who previously was President and Chief Operating Officer and a member of both Boards, will remain with the Huntington until the end of February to assist us in the transition and will then leave the Huntington to pursue other opportunities.

o Tom has 27 years of banking experience. He started his career with Bank One as a banking officer in Columbus in 1973 and was responsible for a number of staff and line functions at that company, including president and chief operating officer of Bank One Texas; and, chairman and chief executive officer of Bank One Ohio Corporation which included affiliated banks in Ohio, West Virginia, and Michigan. Tom served as chairman of Project One, transforming Bank One into a standardized consolidated environment and was a co-leader of the implementation team for the First Chicago and Banc One Corporation merger. He served as chairman and chief

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     executive officer of Bank One Services Corporation as well as executive vice president, Private Banking, for Banc One Corporation in Chicago. Tom left Banc One Corporation in 1999 and became vice chairman of AmSouth Bancorporation, Birmingham, Alabama in February 2000.

o We are delighted Tom has decided to join the Huntington. He brings us a wealth of experience and is already familiar with our markets, products and many of our customers. We are looking forward to his leadership.

o Tom, with that introduction, we would like to have you make a few comments regarding your background and observations about the Huntington.

TOM HOAGLIN
o Thanks very much. It is wonderful to have this opportunity and it is nice to be with all of you today. I am sure that I have met some of you in prior days from Bank One and AmSouth; others I'll be meeting for the first time.

o I would like to say a further word about my background. I do think that both Bank One and AmSouth have prepared me well for this challenge. As Frank indicated, I went to AmSouth in February of this past year. You would know that AmSouth is a similar institution to Huntington in the sense of dealing with the same kind of issues and challenges, just a different geography. I would like to say a word about why I left AmSouth. My tenure there was only a bit more than six months. Let me just say that I have a very high regard for Dowd Ritter and his management team there. I enjoyed my experience there, but Dowd and I simply agreed the fit was not as we had originally envisioned or hoped, and that's the circumstance under which I left last summer.

o Obviously I haven't started yet but you can expect that I will begin immediately to review thoroughly and intensively our business plans, strategies, geographic coverage, financials, and the leadership team to make sure that I know where we

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     stand and that we have the right plans in place and the right team to implement them. I think that Mike McMennamin can attest to my style of focusing intensely on the financials and I expect to bring that orientation to the Huntington.

o I have no doubt that we will make some changes. It is premature, as you can appreciate, to specify what they will be. I can say, however, that I have been impressed with some of the leadership team I have met and the energy they are bringing to the task of improving our performance. I have met with many of the team members a couple of times already and suffice to say that I am fully aware and fully understand that we must focus on revenue growth first and foremost and also on controlling noninterest expenses and maintaining strong credit quality. I am looking forward to getting started.

FRANK WOBST
o Thanks Tom. We are delighted to have you here and look forward to working with you.

o Now let me turn the program over to Mike McMennamin, our Vice Chairman and Chief Financial Officer, who is going to talk about the fourth quarter and 2000 full year financial results. Mike...

MIKE MCMENNAMIN

Thanks, Frank.

o As you recall, we previously provided earnings guidance for the 4th quarter of .31 - .33 per share.

o Our earnings for the quarter came in @ 30 cents per share, one penny below the low end of this range. The primary reasons for the shortfall were:

     1. The net interest margin, which had expanded by 2 bp in the third quarter declined from 3.74% to 3.70% in the 4th Q. We had expected the margin to be flat.

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     2.   Stronger loan growth during the quarter than had been forecasted resulted in higher loan loss provision expense.

     3. Non-interest expense increased $10.3 million for the quarter, a larger increase than had been forecasted and included unusually high operational losses, seasonally high marketing expenses and higher than expected year-end professional services costs.

     4. Higher securitization income during the quarter, resulting from the decline in short term interest rates, partially offset the above variances.

o The sum of these factors reduced earnings per share by 2 cents for the quarter.

SLIDE 4
o    Significant drivers of performance versus the third quarter were:

     1.   11% loan growth

     2.   4% retail deposit growth

     3.   4 bp decline in net interest margin

     4.   4 bp increase in reported charge-offs

     5.   $10.3MM increase in non-interest expenses



SLIDE 5
o As I mentioned, earnings per share were 30 for the quarter, vs. 33 in the third quarter, which included 3 cents of security gains.

o The tangible equity to assets ratio increased during the quarter to 5.87%, reflecting a more efficient balance sheet, following the sale of lower-yielding investment securities and additional loans securitized during the quarter. Significant progress has

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     been made in the last two years in strengthening the company's capital structure. The tangible equity to assets ratio has improved from 5.15% in December 1998, following the acquisition of the Barnett branches in Florida, to the current level of 5.87%.


SLIDE 6
o The following managed loan growth information has been adjusted for the impact of acquisitions, securitization activity and asset sales.

o Managed loan growth continues to be a good story, with growth accelerating slightly during the quarter to an 11% growth rate vs. 7% in the 3rd quarter.

o Commercial loan activity picked up during the quarter, growing at a 6% rate vs. an 8% decline in the 3rd quarter. Recent growth in this area has been split evenly between growth with existing and new customers.

o Commercial real estate volumes also were stronger in the 4th quarter, growing at a 7% rate vs. a 2% rate in the previous quarter. Our activity here continues to be with leading developers within our footprint. We have recently put real estate lending teams in Florida, Michigan, and Indiana - which is starting to drive incremental business.

o Home equity loans continued to exhibit a strong growth pattern, growing at a 24% rate for the 3rd and 4th quarters and also vs. the year ago quarter. We do expect to see lower growth rates in 2001, reflecting the expectations of strong demand for 1st mortgage refinancing.

o Indirect auto lending and lease activity slowed to a 17% growth rate from 19% in the 3rd quarter, reflecting both seasonal patterns and a significant slowdown in auto sales late in the quarter. Based on current industry projections and our recent loan application volume, we expect the slower growth to continue in the 1st quarter.

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SLIDE 7
o Earnings for the quarter totaled $76.2 million, vs. $83 million in the 3rd quarter.

o Net interest income declined $2.8 million to $233.1 million for the quarter. The net interest margin declined 4 bps to 3.70% while earning assets were flat. The margin decline resulted from two factors: (1) a reduction in demand deposits for the quarter; and (2) customer movement of lower cost deposits to the new retail deposit products.

o Interest rates have declined sharply over the last three months, with intermediate rates down over 100 bp from October. We have been and are currently positioned to benefit from declining rates. A 100 bp gradual decline in interest rates over the next year from mid-December interest rate levels would benefit net interest income by 1.3%. Since mid-December, rates have already declined 25 - 50 bp. Our interest rate risk position is basically unchanged from +1.4% at the end of the 3rd quarter.

o As you may recall, the primary reason we developed the new retail deposit products in the second quarter of 2000 was because we did not have a competitive offering for customers. The new products were developed to provide a better value proposition to the customer while still providing an attractive return to Huntington. While this internal disintermediation of retail deposits continues to negatively impact the net interest margin, we are encouraged by the reduced volume of deposits being impacted by this activity. In addition, recent declines in market interest rates will reduce the impact of further disintermediation.

o Total retail deposits increased during the 4th quarter at an annual 4% rate, the best quarter of the year. To put that growth in perspective, the increase from the 4th quarter of last year was only 1.3%. Huntington and the banking industry have been struggling to increase retail deposits in the face of intense market competition from banks and other financial service institutions.

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o    One of the challenges in growing retail deposits is stemming the attrition rate of existing customers. The monthly attrition rate nationally for households is estimated to be approximately 1% per month. Huntington's attrition rate was running in excess of 1% per month in 1999 and through the 1st quarter of last year. In the last six months of the year, that attrition rate has improved, averaging .56% per month. While better management of customer and household attrition is only one element of a successful deposit growth strategy, we are encouraged by the recent trend.

o Loan loss provision expense increased $6.1 million for the quarter, of which $4.4 million is related to loan growth. The remaining $1.7 million resulted from higher charge-offs of 50 bp vs. 46 bp in the prior quarter. Though higher than earlier periods, charge-offs were in line with management's expectations.

SLIDE 8
o Non-interest income, excluding security gains, increased $19.4 million from the prior quarter. Income from securitization activity (included in Other Non-Interest Income) was $9.4 million higher, reflecting (1) the increased capitalized value of the excess spread resulting from the decline in short-term interest rates and (2) higher servicing income from the larger volume of securitized loans.

o The increase in Brokerage and insurance income was entirely related to the acquisition of the J. Rolfe Davis property & casualty insurance agency in Florida in September. Reflecting the volatility of the financial markets in the fourth quarter, sales of mutual funds and annuities declined 8% from the prior quarter.

o Service charge revenue on deposit accounts declined $0.5 million in the quarter, reflecting lower demand deposit volumes.

o The growth in trust income resulted from price increases implemented in the investment management business.

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SLIDE 9
o Non-interest expense increased $10.3 million from the prior quarter. Personnel costs declined $3.6 million as a result of year-end adjustments to incentive accruals.

o The $2.0 million increase in marketing expense was primarily seasonal in nature as the more significant advertising campaigns were in the latter part of the year. Professional service costs were also up in large part due to timing.

o Operational losses were unusually high during the quarter, increasing $5.4 million. The losses were primarily related to a cleanup of account reconciliations.

o The magnitude of the recent quarter's increase in expenses is unacceptable to management and we do not expect this growth rate to continue.

SLIDE 10
o    Turning to credit quality.

o Non-performing assets increased 19% during the quarter to $105 million, representing .51% of loans and other real estate owned versus .44% at the end of the third quarter.

o This chart compares our NPA performance with a group of peer banks we track our results against. The banks in the peer group are AmSouth, BBT, Comerica, Fifth Third, Firstar, Key Corp., National City, Old Kent, Regions, and US Bancorp. Our numbers track very well versus this group of banks through the 3rd quarter, with our 3rd quarter NPA ratio at .44% vs. the group at .61%. We expect further increases in NPA over the first half of 2001 as the softening economic picture unfolds and takes its toll on our corporate customers. We feel we will weather this storm at least as well as if not better than the industry, however.

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SLIDE 11
o Charge-offs on total reported loans increased from .46% to .50% during the quarter. This chart compares our charge-offs with those of the same peer group. It also highlights Huntington's comparatively low charge-offs from the 4th quarter of 1999 through the 2nd quarter of 2000.

SLIDE 12
o This slide breaks out our total reported loan charge-off number. Though commercial losses did increase 5 bps, they remain at very modest levels from a historical perspective. Consumer losses increased 7 bp to 79 bp, detail of will be provided on the next chart. Commercial real estate losses were almost non-existent.

SLIDE 13
o Charge-offs increased during the quarter on all consumer loan products, with the exception of home equity credit lines. Charge-offs in the on-books indirect auto portfolio increased from 1.33% to 1.46% during the quarter. On the total managed portfolio, i.e., including the $1.4 billion of securitized auto loans, losses increased from 1.09% to 1.23%. A significant portion of the higher charge-offs we are experiencing are from the loans originated during the 4th quarter of 1999 and the 1st quarter of 2000. Loss rates on more recent vintages are more in line with historical norms.

o    This concludes our comments on the 4th quarter.

GUIDANCE FOR 1ST Q 2001

o At this time, our estimate of earnings per share for the first quarter of 2001 is 26 - 28 cents, based on our current assumptions for the key earnings drivers.

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o    We are withdrawing the earnings guidance for 2001 that was provided in
     September last year and confirmed during our 3rd quarter conference call on October 17. That guidance that was provided included estimates based on the information available to us at that time.

o Subsequently, a number of changes have occurred, both in the economy and banking system, in general, and at Huntington, specifically. Clearly the most significant change is yesterday's election of Tom Hoaglin as President and Chief Executive Officer.

o As Tom indicated, he will be devoting his early weeks at the Huntington to reviewing business strategies, plans, and budgets as he familiarizes himself with the organization. We think it is imperative that Tom has sufficient time to develop perspective and provide his input on the future strategic direction of the Huntington before we release further earnings guidance.

o As such, we will provide earnings guidance when we release first quarter earnings results in April.


Thank you.

Frank, Tom, or I would be happy to take any questions now.